Exhibit 99.1

908 Devices Reports Fourth Quarter and Full Year 2022 Financial Results and Provides 2023 Revenue Outlook

Full Year 2022 revenue increases 11% compared to prior year with desktop revenue increasing 25%

BOSTON, MA – March 7, 2023 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter and full year ended December 31, 2022.

“While we are pleased with the progress made against our long-term objectives in 2022, as anticipated, we experienced protracted sales cycles and more conservative capital budgets during the fourth quarter, which will likely persist through the first half of 2023,” said Kevin J. Knopp, CEO and Co-founder. “Despite these near-term headwinds, we started 2023 off strong with the launch of our first ‘on-line’ device for bioprocessing analytics, a companion to our REBEL desktop device.  The strength of our product roadmap and the market diversification provided by our handheld devices makes me as confident as ever in the opportunity ahead for real-time analytics at the point-of-need.”

Recent Highlights

•	Revenue of $46.9 million for the full year 2022, increasing 11% compared to the full year 2021.

o	Desktop revenue increased 25% compared to the full year 2021, more than 2X the overall growth rate.
o	Recurring revenue increased 101% compared to the full year 2021, representing 1/3rd of total 2022 revenue.

•	Revenue of $11.6 million for the fourth quarter 2022, compared to $15.8 million in the fourth quarter 2021, which included an $8 million shipment of MX908 devices to the U.S. Army in the fourth quarter 2021.

•	Expanded total installed base to 2,385 devices with 68 devices placed during the fourth quarter 2022.

o	Shipped 2,000th MX908 device during the fourth quarter 2022.

•	Ended 2022 with $188 million in cash and cash equivalents and $15 million of debt outstanding.

o	Cash and cash equivalents consumed in 2022 was $36 million, which included $14 million used for acquisition.
o	Multiple years of capital on-hand to support the Company’s long-term growth objectives.

•	Launched MAVEN, the Company’s first on-line device, providing real-time monitoring and automated control of glucose and lactate in cell culture and fermentation processes as a complement to REBEL.

Fourth Quarter 2022 Financial Results

Revenue was $11.6 million for the three months ended December 31, 2022, a 27% decline over the prior year period. This was driven by a decrease in product placements for both handheld and desktop devices, primarily related to the timing of a large shipment of MX908 devices to the U.S. Army in the fourth quarter of 2021. The installed base grew to 2,385 devices with 68 devices placed in Q4 2022.

Recurring revenue grew $3.4 million to $5.9 million or 142% over the prior year period. This increase was driven by increases in both accessory and consumable revenues as well as increased service revenue.

Gross profit was $5.9 million for the fourth quarter of 2022, compared to $9.1 million for the corresponding prior year period. Gross margin was 51%, as compared to 58% for the corresponding prior year period. The decline in gross margin was largely due to the lower device shipments during the fourth quarter of 2022.

Operating expenses were $16.3 million for the fourth quarter of 2022, compared to $12.7 million for the corresponding prior year period. This increase was driven by headcount expansion across our business as well as by an increase in stock-based compensation.

Net loss was $9.8 million for the fourth quarter of 2022, compared to $3.5 million for the corresponding prior year period. Net loss per share was $0.31 for the fourth quarter of 2022, compared to a net loss per share of $0.12 for the corresponding prior year period.

Full Year 2022 Financial Results

Revenue was $46.9 million for the year ended December 31, 2022, a 11% increase over the prior year period. Recurring revenue grew $7.9 million to $15.7 million, increasing 101% over the prior year period. This was driven by increases in both accessory and consumable revenues as well as by an increase in service revenue.

Gross profit was $26.0 million for 2022, compared to $23.2 million for the corresponding prior year period. Gross margin was 56% compared to 55% for the corresponding prior year period.

Operating expenses were $61.4 million for 2022, compared to $45.3 million for the corresponding prior year period.

Net loss was $33.6 million for 2022, compared to $22.2 million for the corresponding prior year period. Net loss per share was $1.07 for 2022, compared to a net loss per share of $0.79 for the corresponding prior year period.

Cash and cash equivalents were $188 million as of December 31, 2022. In addition, the Company had $15.0 million of debt outstanding.

2023 Guidance

908 Devices expects full year 2023 revenue to be in the range of $48 million to $52 million, representing 2% to 11% growth over full year 2022.

Webcast Information

908 Devices will host a conference call to discuss the fourth quarter and full year 2022 financial results before market open on Tuesday, March 7, 2023 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Product and service revenue	$10,401	$15,551	$44,475	$41,108
License and contract revenue	1,242	290	2,377	1,098
Total revenue	11,643	15,841	46,852	42,206
Cost of revenue:
Product and service cost of revenue	5,662	6,592	20,430	18,654
License and contract cost of revenue	59	115	399	319
Total cost of revenue	5,721	6,707	20,829	18,973
Gross profit	5,922	9,134	26,023	23,233
Operating expenses:
Research and development	4,662	3,745	17,526	13,067
Selling, general and administrative	11,598	8,917	43,879	32,235
Total operating expenses	16,260	12,662	61,405	45,302
Loss from operations	(10,338)	(3,528)	(35,382)	(22,069)
Other income (expense), net	547	63	1,819	(100)
Net loss	$(9,791)	$(3,465)	$(33,563)	$(22,169)

Net loss per share attributable to common stockholders	$(0.31)	$(0.12)	$(1.07)	$(0.79)
Weighted average common shares outstanding	31,749,993	29,476,480	31,492,531	27,957,904

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$188,422	$224,073
Accounts receivable, net	10,033	16,375
Inventory	12,513	7,918
Prepaid expenses and other current assets	4,658	4,527
Total current assets	215,626	252,893
Operating lease, right-of-use assets	3,956	5,182
Property and equipment, net	3,083	1,603
Goodwill	10,050	—
Intangible assets, net	8,488	—
Other long-term assets	1,384	1,228
Total assets	$242,587	$260,906
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,244	$8,332
Deferred revenue	7,514	5,160
Operating lease liabilities	1,468	1,344
Total current liabilities	19,226	14,836
Long-term debt, net of discount and current portion	15,000	15,000
Deferred revenue, net of current portion	11,496	11,958
Other long-term liabilities	6,266	4,508
Total liabilities	51,988	46,302
Total stockholders' equity	190,599	214,604
Total liabilities and stockholders' equity	$242,587	$260,906